Exhibit 8.1

[Letterhead of Nagashima Ohno & Tsunematsu]

February 28, 2006

Mitsubishi UFJ Financial Group, Inc.

7-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-8330

Japan

MUFG Capital Finance 1 Limited

MUFG Capital Finance 2 Limited

MUFG Capital Finance 3 Limited

c/o	M&C Corporate Services Limited
P.O. Box 309GT
Ugland House, South Church Street
George Town, Grand Cayman
Cayman Islands

MITSUBISHI UFJ FINANCIAL GROUP, INC.

Registration Statement on Form F-3

Ladies and Gentlemen:

In connection with the Registration Statement (“Registration Statement”) on Form F-3 relating to (i) senior debt securities and subordinated debt securities (collectively, the “Debt Securities”) of Mitsubishi UFJ Financial Group, Inc., (the “Company”), (ii) preferred securities (collectively, the “Preferred Securities”) of MUFG Capital Finance 1 Limited, MUFG Capital Finance 2 Limited and MUFG Capital Finance 3 Limited, and (iii) the Company’s subordinated guarantees in respect of the Preferred Securities (the “Subordinated Guarantees”), we have been requested to provide our opinion to be filed as an exhibit to the Registration Statement.

For the purposes of this opinion, we have reviewed such agreements and other certificates and corporate and other records and documents of the Company and such other matters, documents and records, and considered such questions of law, as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth.

Having examined the above documents and having regard to the relevant laws of Japan to the extent that they are applicable, and subject to the assumptions and qualifications set out herein, we are of the opinion that the statements in the Registration Statement under the heading “Taxation—Japanese Taxation”, insofar as they constitute general summaries of Japanese law, are accurate in all material respects.

The foregoing opinions are based on the assumptions, qualified by and subject to the limitations, set forth below:

(i)	This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to herein;

(ii)	We are members of the bar of Japan and our opinion is limited solely to the laws of Japan effective as of the date hereof;

(iii)	We neither express nor imply any view or opinion with regard to the requirements of any state or country other than Japan;

(iv)	In this opinion, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concept described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a foreign jurisdiction would interpret Japanese legal concepts or expressions.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Legal Matters” and “Limitations on Enforcement of U.S. Laws” contained in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or by the rules and regulations under it.

Very truly yours,

/s/ Nagashima Ohno & Tsunematsu

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